Exhibit (b)(4)
AGREED FORM
PT ACQUISITION FACILITY AGREEMENT
dated       2007
for
SONAECOM, SGPS, S.A.
AND
SONAECOM B.V.
with
BANCO SANTANDER TOTTA,S.A., LONDON BRANCH, BANCA IMI S.p.A.,
BNP PARIBAS AND SOCIÉTÉ GÉNÉRALE
as Mandated Lead Arrangers and Bookrunners
and
BANCO BILBAO VIZCAYA ARGENTARIA, S.A., CAIXA D’ESTALVIS I PENSIONS DE
BARCELONA, CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID AND
WESTLB AG, LONDON BRANCH
as Mandated Lead Arrangers
and
BANCO SANTANDER DE NEGÓCIOS PORTUGAL, S.A.
as Financial Intermediary
and
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH
as Agent
with
TOTTA IRELAND PLC

acting as Security Agent

Ref: CZT/ORS

(i)

THIS AGREEMENT is dated        2007 and made between:
(1)	SONAECOM, SGPS, SA (the “Company”);

(2)	SONAECOM B.V. (“Bidco”);

(3)	BANCO SANTANDER TOTTA, S.A., LONDON BRANCH, BANCA IMI S.p.A., BNP PARIBAS, SOCIÉTÉ GÉNÉRALE, BANCO BILBAO VIZCAYA ARGENTARIA, S.A., CAIXA D’ESTALVIS I PENSIONS DE BARCELONA, CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID and WESTLB AG, LONDON BRANCH as mandated lead arrangers (whether acting individually or together the “Mandated Lead Arrangers”);

(4)	BANCO SANTANDER TOTTA, S.A., LONDON BRANCH, BANCA IMI S.p.A., BNP PARIBAS and SOCIÉTÉ GÉNÉRALE as bookrunners (whether acting individually or together the “Bookrunners”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original PT Acquisition Facility Lenders”);

(6)	BANCO SANTANDER DE NEGÓCIOS PORTUGAL, S.A., as financial intermediary (the “Financial Intermediary”);

(7)	BANCO SANTANDER TOTTA, S.A., LONDON BRANCH as agent of the other Finance Parties (the “Agent”); and

(8)	TOTTA IRELAND PLC as security agent for the Finance Parties (the “Security Agent”).
Whereas
(A)	The Company and/or Bidco have launched offers to acquire certain shares in accordance with the terms of the PT Offer.

(B)	To satisfy Portuguese legal requirements, the PT Acquisition Facility Lenders have agreed at the request of the Company and/or Bidco to provide an undertaking to CMVM to make available certain funds which may be used exclusively to settle the consideration payable in respect of shares tendered pursuant to the PT Offer and to make available certain additional funds for purposes relating to the Acquisition.

(C)	The PT Acquisition Facility Lenders have agreed to enter into this Agreement in support of the undertaking referred to in (B) above.
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Availability Period” means:
(a)	if the Result Notice indicates that PT Shares which, when aggregated with PT Shares held by the Company and/or Bidco immediately prior to the PT Settlement Date which PT Shares shall also constitute Charged Assets, represent more than 50 per cent. but less than 80 per cent. of the issued share capital of the Target have been acquired pursuant to the PT Offer, the period from and including the date of this Agreement to and including the PT Settlement Date; or

(b)	subject to paragraph (c) below, if the Result Notice indicates PT Shares which, when aggregated with PT Shares held by the Company and/or Bidco immediately prior to the PT Settlement Date which PT Shares shall also constitute Charged Assets, represent 80 per cent. or more but less than 90 per cent. of the issued share capital of the Target have been acquired pursuant to the PT Offer, the period from and including the date of this Agreement to and including the date 6 months after the PT Settlement Date; or

(c)	if during the period set out in paragraph (b) above the Company and/or Bidco acquires additional PT Shares pursuant to any other permitted acquisition of PT Shares in accordance with the Finance Documents so that PT Shares representing more than 89.5 per cent. but less than 90 per cent. of the issued share capital of the Target are held by the Company and/or Bidco at the end of such period, the period from and including the date of this Agreement to and including the date 18 months after the PT Settlement Date; or

(d)	if the Result Notice indicates PT Shares which, when aggregated with PT Shares held by the Company and/or Bidco immediately prior to the PT Settlement Date which PT Shares shall also constitute Charged Assets, represent 90 per cent. or more of the issued share capital of the Target have been acquired pursuant to the PT Offer, the period from and including the date of this Agreement to and including the earlier of:
(i)	if the Company notifies the Agent that the Remaining Acquisition Facility Commitments Limit is zero, the Confirmation Date;

(ii)	if the Remaining Acquisition Facility Commitments Limit is greater than zero, the period from and including the date of the Agreement to and including the date which is the earlier of:
(A)	the date 6 months after the PT Settlement Date; and

(B)	the date on which the Squeeze-out is completed; or
(iii)	the date on which the Company has notified the Agent that it will not elect to initiate a Squeeze-out.
“Borrower” means the Company and/or Bidco.
“Common Terms Agreement” means the common terms agreement dated [8] January 2007 between the Mandated Lead Arrangers, the Bookrunners, the Original PT Acquisition Facility Lenders, Agent, Security Agent, Company and Bidco.
“Confirmation Date” means the date of confirmation by the Company to the Agent of the Remaining Acquisition Facility Commitments Limit, such date being a date falling not later than three Business Days after the PT Settlement Date.
“Deemed PT Acquisition Utilisation” means a Utilisation made in accordance with the provisions of Clause 6.1 (Deemed PT Acquisition Utilisation).

“Deemed PT Acquisition Utilisation Amount” has the meaning given to it in paragraph (a) of Clause 6.1 (Deemed PT Acquisition Utilisation).
“EURIBOR” means, in relation to any PT Acquisition Facility Loan in euro:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that PT Acquisition Facility Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant PT Acquisition Facility Loan.
“Interest Period” means, in relation to a PT Acquisition Facility Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).
“Market Purchase” means any purchase of PT Shares by or on behalf of the Company and/or Bidco carried out on a day to day basis on or after the date of the Preliminary Offer Announcement up to the last day of the Availability Period.
“Margin” means 1.60 per cent. per annum, subject to adjustment in accordance with Clause 9.5 (Adjustment of Margin).
“Party” means a party to this Agreement.
“PT Acquisition Facility” means the term loan facility made available under this Agreement as described in Clause 3 (The Facility).
“PT Acquisition Facility Commitment” means:
(a)	in relation to an Original PT Acquisition Facility Lender, the amount expressed as a percentage amount of the Total PT Acquisition Facility Commitments set opposite its name under the heading “PT Acquisition Facility Commitment” in Schedule 1 (The Original PT Acquisition Facility Lenders) and the amount of any other PT Acquisition Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other PT Acquisition Facility Lender, the amount of any PT Acquisition Facility Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“PT Acquisition Facility Lender” means:
(a)	any Original PT Acquisition Facility Lender; and

(b)	any bank, financial institution or Approved Fund which has become a PT Acquisition Facility Lender in accordance with Clause 21 (Changes to the Lenders) of the Common Terms Agreement,

which in each case has not ceased to be a PT Acquisition Facility Lender in accordance with this Agreement.
“PT Acquisition Facility Majority Lenders” means, at any time, a PT Acquisition Facility Lender or PT Acquisition Facility Lenders whose Available Commitments under the PT Acquisition Facility and participations in the PT Acquisition Facility Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under the PT Acquisition Facility and the PT Acquisition Facility Loans then outstanding.
“PT Acquisition Facility Loan” means a loan made or to be made under the PT Acquisition Facility or the principal amount outstanding for the time being of that loan.
“PT Acquisition Facility Repayment Instalment” means each instalment for repayment of the PT Acquisition Facility Loans specified in paragraph (a) of Clause 8.1 (Repayment of PT Acquisition Facility Loans).
“PT Cash Confirmation” means the confirmation letter addressed to the CMVM provided in respect of the PT Offer in accordance with the requirements of Chapter 3, Section 1, Article 179 of Decree Law no. 486/99 dated 13 November 1999, as amended from time to time (the Portuguese Securities Code) substantially in the form set out in Schedule 7 (Form of PT Cash Confirmation Letter).
“PT Offer Acquisition Settlement Amount” means an amount equal to the aggregate of:
(a)	the amount payable on the PT Settlement Date pursuant to the Result Notice in respect of the PT Shares tendered pursuant to the PT Offer;

(b)	the amount required to finance any Market Purchases made up to the PT Offer Closing Date (such amount to be calculated at the price per PT Share specified in the Result Notice in respect of the PT Offer); and

(c)	any Acquisition Costs related to the PT Offer as identified in the Funds Flow Memorandum, less the Shareholder’s Funds Deposit.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period, unless market practice differs in the European interbank market, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the European interbank market (and if euro quotations for that period would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).
“Reference Banks” means (i) between the date of this Agreement and the Syndication Date, the office in London or in the principal financial centre of a Participating Member State of Banco Santander Totta, London Branch, BNP Paribas, London Branch and Société Générale, London Branch or such other reputable banks as may be appointed by the Agent in consultation with the Company, and (ii) thereafter, the banks referred to in paragraph (i) and the offices in London or in the principal financial centre of a Participating Member State of two other reputable banks appointed by the Company in consultation with the Agent.

“Release Letter” means the release letter addressed to the CMVM substantially in the form set out in Schedule 6 (Form of Release Letter).
“Remaining Acquisition Facility Commitments Limit” means the positive amount, not exceeding an amount equal to €10,750,000,000 less the PT Offer Acquisition Settlement Amount, such amount to be confirmed by the Company to the Agent on the Confirmation Date and which may only be applied for the purposes set out in paragraphs (a)(ii), (a)(iii), (a)(iv), (a)(v)(B) and (a)(v)(C) of Clause 4.1 (Purpose) unless the Remaining Acquisition Facility Commitments Limit has been reduced or cancelled in accordance with the Common Terms Agreement.
“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the PT Acquisition Facility Lenders.
“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods) in relation to the PT Acquisition Facility.
“Settlement Utilisation Request” has the meaning given to it in the Common Terms Agreement.
“Shareholder’s Funds Deposit” means the principal amount of €750,000,000 to be deposited in cleared funds by Banco Comercial Portugués, S.A. pursuant to irrevocable instructions from the Company in the PT Settlement Account with the Financial Intermediary by no later than 9.30 a.m. Lisbon time on the PT Settlement Date to be used solely towards settlement of the PT Offer.
“Sonaecom Accounting Group Consolidated Total Net Debt” means Consolidated Total Net Debt, where for this purpose, references to the Covenant Group in the definition of “Consolidated Total Debt” shall mean references to the Sonaecom Accounting Group.
“Specified Time” means a time determined in accordance with Schedule 5 (Timetables).
“Subsequent Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 to be delivered after the Deemed PT Acquisition Utilisation Request which may only be applied for the purposes set out in paragraphs (a)(iii), (a)(iv), (a)(v)(B), (C) and (D) and (a)(vi) of Clause 4.1 (Purpose).
“Termination Date” means the date which is seven years after the PT Settlement Date.
“Total PT Acquisition Facility Commitments” means the lesser of (i) €10,750,000,000 and (ii) the aggregate of:
(a)	the PT Offer Acquisition Settlement Amount; plus

(b)	the amount of Acquisition Costs certified by the Company as being payable in respect of the PTM Offer on the PT Settlement Date as set out in the Funds Flow Memorandum; plus

(c)	an amount equal to the Remaining Acquisition Facility Commitments Limit.
1.2	Construction

(a)	Unless expressly defined in this Agreement, capitalised terms defined in the Common Terms Agreement have the same meaning in this Agreement.

(b)	The provisions of Clause 1.2 (Construction) of the Common Terms Agreement shall apply to this Agreement as though set out in full herein, mutatis mutandis, save that references to the Common Terms Agreement shall be construed as references to this Agreement.

1.3	Third Party Rights

Unless otherwise expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	COMMON TERMS AGREEMENT

This Agreement and the rights and obligations of the Parties under it shall be subject to the terms and conditions of the Common Terms Agreement.

3.	THE FACILITY

3.1	The Facility

Subject to the terms of this Agreement, the PT Acquisition Facility Lenders make available to the Borrowers a euro term loan facility in an aggregate amount equal to the Total PT Acquisition Facility Commitments.

3.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under this Agreement are several. Failure by a Finance Party to perform its obligations under this Agreement does not affect the obligations of any other Party under this Agreement. No Finance Party is responsible for the obligations of any other Finance Party under this Agreement.

(b)	The rights of each Finance Party under or in connection with this Agreement are separate and independent rights and any debt arising under this Agreement to a Finance Party from a Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

4.	PURPOSE

4.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed under the PT Acquisition Facility towards:
(i)	financing the consideration payable on the PT Settlement Date by the Company and/or Bidco in respect of PT Shares tendered pursuant to the PT Offer to holders thereof;

(ii)	financing or refinancing the consideration payable in respect of Market Purchases made in compliance with the terms of the Finance Documents prior to the PT Settlement Date;

(iii)	financing the consideration payable in respect of Market Purchases made in compliance with the terms of the Finance Documents up to the Remaining Acquisition Facility Commitments Limit;

(iv)	financing consideration payable in respect of the purchase of PT Shares pursuant to the Squeeze-out up to the Remaining Acquisition Facility Commitments Limit;

(v)	financing the payment of Acquisition Costs incurred:
(A)	pursuant to the PT Offer;

(B)	in connection with Market Purchases made in accordance with paragraph (iii) above, up to the Remaining Acquisition Facility Commitments Limit;

(C)	in connection with the Squeeze-out in accordance with paragraph (iv) above, up to the Remaining Acquisition Facility Commitments Limit; and/or

(D)	pursuant to the PTM Offer which are certified by the Company as being payable on the PT Settlement Date as set out in the Funds Flow Memorandum; and
(vi)	financing of loans from the Company to Bidco and from Bidco to the Company, the proceeds of which loans are to be used for any of the purposes specified in sub-paragraphs (i) to (v) above.
(b)	No amount borrowed under the PT Acquisition Facility shall be applied in any manner that may be illegal or contravene the provisions of any laws relating to financial assistance in any relevant jurisdiction.

4.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5.	CONDITIONS OF UTILISATION

5.1	Conditions precedent to a Deemed PT Acquisition Utilisation Request

(a)	The obligations of the Agent and the PT Acquisition Facility Lenders to the Borrowers under this Agreement are subject to the conditions precedent set out in Clause 4 (Conditions to Effectiveness) of the Common Terms Agreement.

(b)	The PT Acquisition Facility Lenders shall only be obliged to comply with their obligations to participate in any PT Acquisition Facility Loan further to a Deemed PT Acquisition Utilisation Request under this Agreement if the Agent has received, on or before the proposed Utilisation Date, all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Company and the PT Acquisition Facility Lenders promptly upon being so satisfied.

5.2	Conditions precedent to a Subsequent Utilisation Request

(a)	The PT Acquisition Facility Lenders shall only be obliged to comply with their obligations to participate in any Loan further to a Subsequent Utilisation Request under this Agreement if the Agent has received, on or before the proposed Utilisation Date, all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent to a Subsequent Utilisation

Request) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Company and the PT Acquisition Facility Lenders promptly upon being so satisfied.

(b)	The PT Acquisition Facility Lenders will only be obliged to comply with Clause 6.5 (Lenders’ participation) pursuant to a Subsequent Utilisation Request if on the date of the Subsequent Utilisation Request and on the proposed Utilisation Date:
(i)	no Default is continuing or would result from the proposed PT Acquisition Facility Loan; and

(ii)	the Repeating Representations to be made by each Borrower are true in all material respects unless any such misrepresentation would not constitute a Default pursuant to Clause 20.23 (Clean-up Period) of the Common Terms Agreement.
5.3	Maximum number of Utilisations

(a)	A Borrower may not deliver a Subsequent Utilisation Request if as a result of the proposed Utilisation more than ten PT Acquisition Facility Loans would be outstanding (excluding PT Acquisition Facility Loans resulting from a deemed utilisation pursuant to the provisions of Clause 6.8 (Failure to fund)).

(b)	A Borrower may not request that a PT Acquisition Facility Loan be divided if, as a result of the proposed division, more than ten PT Acquisition Facility Loans would be outstanding.

6.	UTILISATION

6.1	Deemed PT Acquisition Utilisation

(a)	Immediately after this Agreement has been duly executed and delivered, each of the Borrowers shall be deemed to have delivered to the Agent a request fulfilling the requirements set out in Clause 6.2 (Requirements for a Deemed PT Acquisition Utilisation Request) (a “Deemed PT Acquisition Utilisation Request”) in respect of a PT Acquisition Facility Loan for an amount (in euro) equal to the PT Offer Acquisition Settlement Amount less any amounts contributed by the Borrowers to fund the acquisition of the PT Shares pursuant to the PT Offer and deposited in cleared funds with the Financial Intermediary (such amount being the “Deemed PT Acquisition Utilisation Amount”). Notwithstanding the above, the Borrowers shall deliver a Settlement Utilisation Request to the Agent in accordance with the provisions of the Common Terms Agreement provided however that any failure or delay on the part of the Borrowers to provide a Settlement Utilisation Request will not in any way prevent the deemed utilisation mechanics from taking effect in full. For the purposes of Clause 5 (Utilisation) of the Common Terms Agreement, the term Utilisation Request shall include a Deemed PT Acquisition Utilisation Request.

(b)	Upon the occurrence of a Deemed PT Acquisition Utilisation Request, each PT Acquisition Facility Lender shall make available its participation in the PT Acquisition Facility Loan by way of transferring its proportion of the Deemed PT Acquisition Utilisation Amount (as calculated in accordance with Clause 6.5 (Lenders’ Participation)) directly to the accounts specified in Clause 6.2(d) (Requirements of a Deemed PT Acquisition Utilisation Request) by no later than 9.30 a.m. Lisbon time on the PT Settlement Date.

(c)	For the avoidance of doubt, the Lender’s obligations to participate in Utilisations on the basis of a Deemed PT Acquisition Utilisation Request shall be binding on each such Lender, notwithstanding the occurrence of any Default or Event of Default.

6.2	Requirements of a Deemed PT Acquisition Utilisation Request

Each Deemed PT Acquisition Utilisation Request for a PT Acquisition Facility Loan shall be deemed to include the following requirements:

(a)	the currency of the Utilisation shall be euro;

(b)	subject to Clause 10.1(e) (Interest Periods), the Interest Period shall be one Month or any other longer period agreed between the Company and the Agent (acting on the instructions of all the PT Acquisition Facility Lenders);

(c)	the Deemed PT Acquisition Utilisation Amount shall be drawn by the Borrowers in the proportions set out in the Funds Flow Memorandum; and

(d)	the proceeds of the Utilisation shall be credited as follows:
(i)	the amount required to finance any Market Purchases made prior to the PT Settlement Date and any Acquisition Costs as identified in the Funds Flow Memorandum shall be credited to the account or accounts, the details of which will be specified in the Funds Flow Memorandum; and

(ii)	the balance shall be credited to the PT Settlement Account.
6.3	Delivery of a Subsequent Utilisation Request

Subject to the provisions of Clause 6.1 (Deemed PT Acquisition Utilisation) above, a Borrower may utilise the PT Acquisition Facility by delivery to the Agent of a duly completed Subsequent Utilisation Request not later than the Specified Time. This requirement shall not apply in relation to a Deemed PT Acquisition Utilisation.

6.4	Completion of a Subsequent Utilisation Request

Each Subsequent Utilisation Request for a PT Acquisition Facility Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it specifies that it is for a PT Acquisition Facility Loan;

(ii)	it specifies the proposed Utilisation Date which must be a Business Day within the Availability Period;

(iii)	the currency is euro;

(iv)	the proposed Interest Period selected by the relevant Borrower complies with Clause 10 (Interest Periods); and

(v)	it specifies the account and bank (which must be in the principal financial centre of a Participating Member State or London in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.

6.5	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each PT Acquisition Facility Lender shall make its participation in each PT Acquisition Facility Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each PT Acquisition Facility Lender’s participation in each PT Acquisition Facility Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the PT Acquisition Facility Loan.

(c)	The Borrowers unconditionally and irrevocably:
(i)	authorise and request each PT Acquisition Facility Lender to pay any amount pursuant to the terms of the PT Cash Confirmation without carrying out any investigation or requesting the agreement of the Company and/or Bidco that the amount so demanded or paid is or was due and notwithstanding that the Company and/or Bidco may dispute the validity of any such request, demand, deemed request or payment and whether or not the notification of any demand under the PT Cash Confirmation was received by the PT Acquisition Facility Lender by fax or letter and each PT Acquisition Facility Lender shall be entitled to rely on such fax or letter as being genuine without further investigation and failure to make such investigation is agreed by the Borrowers not to constitute negligence or misconduct; and

(ii)	confirm that no Finance Party shall be concerned with the legality of the demand or deemed demand for payment or any other underlying transactions or any incapacity of, or limitation on the powers of, any person signing a claim or other document.
6.6	Substitution of Borrower

(a)	Where an existing Borrower (the “Existing Borrower”) has drawn a PT Acquisition Facility Loan and is to be substituted as a borrower of such PT Acquisition Facility Loan by another existing Borrower (the “New Acquisition Facility Borrower”) in accordance with paragraph (a) of Clause 7.15 (Substitution of Borrower) of the Common Terms Agreement:
(i)	the Existing Borrower shall notify the Agent 3 Business Days in advance of the intended substitution (the “Substitution Notice”);

(ii)	subject to Clause 10.1(e) (Interest Periods), the Interest Period of the PT Acquisition Facility Loan shall have the duration set out in the Substitution Notice;

(iii)	the principal amount of such PT Acquisition Facility Loan will be an amount which is equal to the amount that is to be prepaid in accordance with Clause 7.10 (Voluntary prepayment of Acquisition Facility Loans) of the Common Terms Agreement; and

(iv)	the proceeds of such PT Acquisition Facility Loan shall be credited directly to the account stipulated to the Agent the reference of which (and the amount to be so credited) shall be detailed in the Substitution Notice.
(b)	For the purpose of this Clause, “substituted” or “substitution” means the mechanic by which the New Acquisition Facility Borrower becomes the Borrower of the relevant Loan in place of the Existing Borrower. The mechanic may involve either:

(i)	the execution by the Existing Borrower, the New Acquisition Facility Borrower and the Agent of documentation evidencing the assignment, assumption and transfer of the relevant Loan and related rights and obligations and the preservation and enforcement of any existing Security; or

(ii)	the New Acquisition Facility Borrower drawing down a new Loan (the “New Loan”) on the last day of an Interest Period applicable to the Loans of the Existing Borrower to be so assigned and transferred (the “Existing Loan”). The New Loan will have the same designation as the Existing Loan and all the terms and conditions applicable to the Existing Loan will apply in relation to the New Loan; or

(iii)	such other mechanic as the Company and the PT Acquisition Facility Majority Lenders may agree.
(c)	For the purpose of paragraph (b)(i) above, with effect from the date upon which a substitution occurs in respect of the relevant Loan or such other date as may be specified by the Existing Borrower and the New Acquisition Facility Borrower (the “Substitution Date”) the Existing Borrower will be released from its obligations as Borrower of the relevant Loan and the New Acquisition Facility Borrower will assume the obligations of the Existing Borrower in respect of that Loan in its place (the “Debt Transfer”). All the parties to this Agreement will acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Borrower been the Borrower of the relevant Loan on the date it was first drawn down. The Existing Borrower will be released from its obligations (for the avoidance of doubt, in its capacity as Borrower of such Loan only) in respect of such Loan from the Substitution Date but the Security (and its enforceability) granted by such Existing Borrower will be preserved.

(d)	For the purpose of this Clause 6.6 (Substitution of Borrower) the definition of Borrower shall have the meaning ascribed to it in this Agreement.

6.7	Role of Financial Intermediary

(a)	Upon occurrence of the Deemed PT Acquisition Utilisation Request, the Financial Intermediary undertakes to use the funds available in the PT Settlement Account to settle, in the name and on behalf of the Borrowers, the consideration due for the PT Shares tendered pursuant to the PT Offer on the PT Settlement Date.

(b)	The Financial Intermediary undertakes for the benefit of each of the PT Acquisition Facility Lenders that upon receipt from each PT Acquisition Facility Lender of an amount equal to its respective commitment in the PT Cash Confirmation in cleared funds in the PT Settlement Account, it shall immediately:
(A)	confirm to that PT Acquisition Facility Lender receipt of those funds by SWIFT message; and

(B)	deliver by fax a Release Letter in relation to that PT Acquisition Facility Lender to the CMVM with a copy of that letter to that PT Acquisition Facility Lender.

6.8	Failure to fund

If a PT Acquisition Facility Lender fails to provide its participation in a PT Acquisition Facility Loan pursuant to a Deemed PT Acquisition Utilisation Request in accordance with Clause 6 (Utilisation) of this Agreement (that PT Acquisition Facility Lender referred to hereunder as the “Defaulting Lender”), the Parties acknowledge that the Defaulting Lender will remain subject to its obligations under the PT Cash Confirmation, and any payment by the Defaulting Lender to a holder of a PT Share in accordance with the terms and conditions of an over-the-counter settlement prescribed by the CMVM will constitute a deemed utilisation of the Defaulting Lender’s proportion of the Available Commitment of the PT Acquisition Facility as at the PT Settlement Date. The Parties acknowledge the Agent may make any amendments or adjustments which are purely of a mechanical nature to this Agreement in order to reflect any such deemed utilisation contemplated by this Clause 6.8 provided that such amendments or adjustments do not have the effect of making the Borrowers’ or the other PT Acquisition Facility Lenders’ obligations pursuant to this Agreement more onerous.

7.	CANCELLATION

Any Available Commitment under the PT Acquisition Facility will automatically be cancelled at the end of the Availability Period.

8.	REPAYMENT

8.1	Repayment of PT Acquisition Facility Loans

(a)	Subject to any adjustments in accordance with the provisions of Clause 7.9 (Voluntary Cancellation), Clause 7.8 (Application of Proceeds) and paragraph (a) of Clause 7.15 (Substitution of Borrower) and any cancellation of Commitment made pursuant to Clause 7.17 (Automatic cancellation) in each case of the Common Terms Agreement, PT Acquisition Facility Loans shall be repaid by the Borrowers on each of the following dates in the following percentages:

PT Acquisition Facility
Repayment Instalment
PT Acquisition Facility Repayment Dates	(% of aggregate amount of
(Years after the PT Settlement Date)	all Utilisations)
2	50
3	10
4	10
5	10
6	10
Termination Date	10
Total	100%
(b)	On each PT Acquisition Facility Repayment Date, each Borrower shall repay that proportion of the outstanding PT Acquisition Facility Loans drawn by it equal to the proportion borne by the PT

Acquisition Facility Repayment Instalment due on that date to the aggregate amount of the PT Acquisition Facility Loans outstanding at the beginning of that date.

(c)	No Borrower may reborrow any part of the PT Acquisition Facility which is repaid, other than in accordance with Clause 6.6 (Substitution of Borrower).

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each PT Acquisition Facility Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	EURIBOR; and

(c)	Mandatory Cost, if any.
9.2	Payment of interest

The Borrower to which a PT Acquisition Facility Loan has been made shall pay accrued interest on that PT Acquisition Facility Loan on the last day of each Interest Period.

9.3	Default interest

(a)	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of one per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a PT Acquisition Facility Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a PT Acquisition Facility Loan which became due on a day which was not the last day of an Interest Period relating to that PT Acquisition Facility Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that PT Acquisition Facility Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of one per cent. and the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the PT Acquisition Facility Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5	Adjustment of Margin

(a)	Subject to this Clause 9.5, the Margin applicable to each Utilisation under the PT Acquisition Facility shall be the rate per annum specified in the definition of “Margin” set out in Clause 1.1 (Definitions) adjusted, by reference to the ratio of Sonaecom Accounting Group Consolidated Total Net Debt to Consolidated EBITDA (of the Sonaecom Accounting Group) as shown in the most recent Compliance Certificate (and the financial statements with which it is required by the Common Terms Agreement to be delivered) received by the Agent, to equal the rate per annum specified opposite the relevant range set out in the following table in which the ratio of Sonaecom Accounting Group Consolidated Total Net Debt to Consolidated EBITDA (of the Sonaecom Accounting Group) falls:

Ratio of Sonaecom
Accounting Group
Consolidated Total Net Debt
to Consolidated EBITDA (of
the Sonaecom Accounting	Margin (% p.a.)
Group)	PT Acquisition Facility
Higher than 4.0:1	1.60
Equal to or lower than 4.0:1 but higher than 3.75:1	1.35
Equal to or lower than 3.75:1 but higher than 3.25:1	1.20
Equal to or lower than 3.25:1 but higher than 2.75:1	1.05
Equal to or lower than 2.75:1	1.00
(b)	Any adjustment to the Margin under paragraph (a) above shall be calculated on the date (the “Margin Adjustment Date”) falling five Business Days after receipt by the Agent of a Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) in accordance with Clause 17.3 (Compliance Certificate) of the Common Terms Agreement and shall take effect from the first day of the Interest Period which includes such Margin Adjustment Date.

(c)	The Margin payable for the first Interest Period in respect of the PT Acquisition Facility shall be the rate specified in the definition of Margin in Clause 1.1 (Definitions).

(d)	While an Event of Default is continuing, the Margin applicable to each Utilisation under the PT Acquisition Facility shall revert to the rate specified in the definition of Margin in Clause 1.1 (Definitions).

(e)	If the Share Capital Increase does not occur within a period of six months following the PT Settlement Date, subject to paragraph (f) below, the Margin applicable to each Utilisation under the PT Acquisition Facility shall be adjusted, by reference to the time elapsed after the PT

Settlement Date, so that the applicable Margin is increased by the percentage rate per annum specified opposite the relevant time period set out in the following table:

Increase in Margin
Period	(%)
Seventh calendar month following PT Settlement Date	0.05
Eighth calendar month following PT Settlement Date	0.10
Ninth calendar month following PT Settlement Date	0.15
(f)	Upon the occurrence of the Share Capital Increase, the Margin applicable to each Utilisation under the PT Acquisition Facility shall, as of the day of the occurrence of the Share Capital Increase, revert to the Margin which would apply but for paragraph (e) above.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a PT Acquisition Facility Loan in a Subsequent Utilisation Request for that PT Acquisition Facility Loan or (if the PT Acquisition Facility Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a PT Acquisition Facility Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that PT Acquisition Facility Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be, subject to paragraph (e), one Month.

(d)	Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other shorter period agreed between the Company and the Agent (acting on the instructions of all the PT Acquisition Facility Lenders).

(e)	Prior to determining the interest rate for any Interest Period beginning before the Syndication Date, the Agent may, in consultation with the Company, select an Interest Period or Interest Periods of a duration of one Month (or such shorter duration for which a Screen Rate is customarily provided, but not less than one week, (a “Shortened Interest Period”) as may be desirable) to ensure that the Interest Period ends on a date on which rights and obligations under this Agreement are to be transferred and assigned to persons becoming Parties as a result of the syndication of the Facilities, provided that the Agent may elect on two separate occasions only to select up to two consecutive Shortened Interest Periods.

(f)	If, following the application of paragraph (e), a Borrower is unable to select an Interest Period in accordance with paragraph (d) above for a period commencing on the day following the last day of the immediately preceding Interest Period and ending on the day falling immediately prior to the date which coincides with the commencement of its hedging strategy as set out in the Hedging Letter (the “Hedging Alignment Period”), it may select an Interest Period in accordance with paragraph (g) below which is for the duration of the Hedging Alignment Period.

(g)	To obtain a Screen Rate for EURIBOR for the Hedging Alignment Period, EURIBOR shall be calculated by interpolating those rates quoted (by reference to the last day of the Hedging Alignment Period) for the nearest preceding interest period and the next following interest period for which Screen Rates can actually be obtained.

(h)	An Interest Period for a PT Acquisition Facility Loan shall not extend beyond the Termination Date.

(i)	Each Interest Period for a PT Acquisition Facility Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two Interest Periods:
(i)	relate to PT Acquisition Facility Loans;

(ii)	end on the same date; and

(iii)	are made to the same Borrower,
those PT Acquisition Facility Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single PT Acquisition Facility Loan on the last day of the Interest Period.

(b)	Subject to Clause 5.3 (Maximum number of Utilisations), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a PT Acquisition Facility Loan be divided into two or more PT Acquisition Facility Loans, that PT Acquisition Facility Loan will, on the last day of its Interest Period, be so divided with the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the PT Acquisition Facility Loan immediately before its division.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a PT Acquisition Facility Loan for any Interest Period, then the rate of interest on each PT Acquisition Facility Lender’s share of that PT Acquisition Facility Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Agent by that PT Acquisition Facility Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that PT Acquisition Facility Lender of funding its participation in that PT Acquisition Facility Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that PT Acquisition Facility Lender’s participation in the PT Acquisition Facility Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a PT Acquisition Facility Lender or PT Acquisition Facility Lenders (whose participations in a PT Acquisition Facility Loan exceed 50 per cent. of that PT Acquisition Facility Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.
11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the PT Acquisition Facility Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	The Borrowers shall, within five Business Days of written demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a PT Acquisition Facility Loan or Unpaid Sum being paid by a Borrower on a day other than the last day of an Interest Period for that PT Acquisition Facility Loan or Unpaid Sum.

(b)	Each PT Acquisition Facility Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Up-front fee

The Company shall pay to the Agent (for the account of each PT Acquisition Facility Lender) an up-front fee in relation to the PT Acquisition Facility in euro, in the amount and at the times agreed in a Fee Letter.

12.2	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each PT Acquisition Facility Lender) a fee in relation to the PT Acquisition Facility in euro computed at the rate of 0.50 per cent. per annum on that PT Acquisition Facility Lender’s Available Commitment under the PT Acquisition Facility for the Availability Period applicable to the PT Acquisition Facility.

(b)	The accrued commitment fee is payable on the last day of each successive period of three months which ends during the Availability Period, on the last day of the Availability Period and, if the Total PT Acquisition Facility Commitments are cancelled in full, on the cancelled amount of the relevant PT Acquisition Facility Lender’s PT Acquisition Facility Commitment at the time the cancellation is effective.

13.	ASSIGNMENTS AND TRANSFERS

A Party may only assign its rights or transfer its rights and obligations under this Agreement in accordance with the Common Terms Agreement.

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

15.	GOVERNING LAW

This Agreement is governed by English law.

16.	ENFORCEMENT

16.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 16.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

16.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Baker & McKenzie LLP, 100 New Bridge Street, London, EC4V 6JA, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)	If any person appointed as an agent for service of process for any Obligor(s) is unable for any reason to act as agent for service of process, the Company (on behalf of the relevant Obligor(s)) must immediately (and in any event within 15 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for service of process for this purpose.

(c)	All documents served on any or all of the Obligor(s) in relation to any proceedings before the English courts in connection with any Finance Document shall be addressed to the attention of the “Head of the Dispute Resolution Department” at Baker & McKenzie LLP, 100 New Bridge Street, London, EC4V 6JA, England.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Company

Address:	Rua Henrique Pousão
432, 7º
4460-841 Senhora da Hora
Portugal

Fax No:	+ 351 931 002 229

Attention:	Corporate Finance Department – Antonio Castro

By:

Bidco

Address:	De Boelelaan, 7
1083 HJ Amsterdam
The Netherlands

Fax No:	+ 31 20 504 1111

Attention:	Mr Martijn Odems
By:
The Bookrunners
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH
By:
BANCA IMI S.p.A.
By:
BNP PARIBAS
By:
SOCIÉTÉ GÉNÉRALE
By:
The Mandated Lead Arrangers
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH
By:

BANCA IMI S.p.A.
By:
BNP PARIBAS
By:
SOCIÉTÉ GÉNÉRALE
By:
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
By:
CAIXA D’ESTALVIS I PENSIONS DE BARCELONA
By:
CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID
By:
WESTLB AG, LONDON BRANCH
By:
The Original PT Acquisition Facility Lenders
BANCO SANTANDER TOTTA, S.A., LONDON BRANCH
By:
BANCA IMI S.p.A.
By:
BNP PARIBAS
By:

SOCIÉTÉ GÉNÉRALE
By:
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
By:
CAIXA D’ESTALVIS I PENSIONS DE BARCELONA
By:
CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID
By:
WESTLB AG, LONDON BRANCH
By:
The Financial Intermediary
BANCO SANTANDER DE NEGÓCIOS PORTUGAL, S.A.

Address:	Av. Eng Duarte Pacheco
Torre 1, 17º Piso
1099-024 Lisbon
Portugal

Fax No:	+ 351 213 893 686

Attention:	João Paúl / Rui Corrêa Henriques / Teresa Andrade

By:

The Agent

BANCO SANTANDER TOTTA, S.A., LONDON BRANCH

Address:	18 King William Street
London EC4N 7BP
United Kingdom

Fax No:	+ 44 207 9294 946

Attention:	Andrew Lane

By:

With copy to:
Fax No:    + 351 213 893 686
Attention: João Paúl / Teresa Andrade/ Rui Corrêa Henriques
For administrative/payment related issues, copy to:
Fax No:    + 351 213 893 696
Attention: André Braz
The Security Agent
TOTTA IRELAND PLC

Address:	AIB International Centre
I.F.S.C
Dublin 1
Ireland

Fax No:	+ 353 1 829 1209

Attention:	Dâmaso Lopes

By:

With copy to:

Fax No:	+ 351 213 893 686

Attention:	João Paúl / Teresa Andrade/ Rui Corrêa Henriques